Exhibit 10.2

Clearside Biomedical, Inc.

Change in Control Equity Acceleration Plan

Section 1.Introduction.

The Clearside Biomedical, Inc. Change in Control Equity Acceleration Plan (the “Plan”) is hereby established effective June 20, 2018 (the “Effective Date”).  The purpose of the Plan is to provide for equity acceleration for certain eligible employees of Clearside Biomedical, Inc. (the “Company”) upon certain events in connection with an acquisition of the Company.

For purposes of the Plan, the following terms are defined as follows:

(a)“Affiliate” means any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act of 1933, as amended.  The Plan Administrator shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b)“Board” means the Board of Directors of the Company or the Compensation Committee of the Board of Directors of the Company.

(c)“Cause” has the meaning ascribed to such term in the Equity Plan.

(d)“Change in Control” has the meaning ascribed to such term in the Equity Plan.  Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan.

(e)“Closing” means the initial closing of the Change in Control as defined in the definitive agreement executed in connection with the Change in Control.  In the case of a series of transactions constituting a Change in Control, “Closing” means the first closing that satisfies the threshold of the definition for a Change in Control.

(f)“Code” means the Internal Revenue Code of 1986, as amended.

(g)“Company” means Clearside Biomedical, Inc. or, following a Change in Control, the surviving Entity resulting from such event.

(h)“Continuous Service” has the meaning ascribed to such term in the Equity Plan.

(i)“Covered Period” means the period commencing immediately prior to the Closing of a Change in Control and continuing through the date that is twelve (12) months following the Closing of a Change in Control.

(j)“Covered Termination” means an employee’s Involuntary Termination that occurs within the Covered Period.  For such purposes, if the event giving rise to an employee’s right to resign as a result of a Constructive Termination arises within the Covered Period, and the employee’s resignation occurs not later than thirty (30) days after the expiration of the Company’s thirty-day cure period, such termination shall be a Covered Termination.

(k)“Eligible Employee” means an active employee of the Company who meets all the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(l)“Employment Agreement” means any individual employment offer letter, contract or agreement that an Eligible Employee has with the Company or any of its Affiliates.

(m)“Entity” means a corporation, partnership, limited liability company or other entity.

(n)“Equity Plan” means the Company’s 2016 Equity Incentive Plan, as it may be amended from time to time.

(o)“Individual Severance Arrangement” means any Employment Agreement providing for severance benefits to an Eligible Employee or any other severance arrangement between the Eligible Employee and the Company other than the Plan.

(p)“Involuntary Termination” means the termination of the Eligible Employee’s Continuous Service by the Company or any of its Affiliates without Cause and other than as a result of death or disability, which constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h) without regard to any alternative definition thereunder).

(q)“Plan Administrator” means the Board prior to the Closing and the Representative upon and following the Closing.

(r)“Representative” means one or more members of the Board or other persons or Entities designated by the Board prior to or in connection with a Change in Control that will have authority to administer and interpret the Plan upon and following the Closing as provided in Section 5(a).

Section 2.Eligibility For Benefits.

(a)Eligible Employee.  An employee of the Company is eligible to participate in the Plan and will be treated as an Eligible Employee if (i) such employee is not an executive officer of the Company (as that term is defined in Section 16 of the Securities Exchange Act of 1934, as amended from time to time and Rule 16a-1 thereunder); and (ii) such employee remains in Continuous Service with the  Company or any of its Affiliates through immediately prior to the Closing of the Change in Control (or such employee has an Involuntary Termination immediately prior to the Closing of the Change in Control).  The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)No Change.  This Plan does not supersede the terms of any Individual Severance Arrangement.

Section 3.Amount Of Benefit.

(a)Accelerated Vesting of Stock Awards.  Benefits under the Plan shall be provided to an Eligible Employee as follows:

(1)To the extent not previously vested: (A) the vesting and exercisability of all outstanding time-based stock options to purchase the Company’s common stock that are held by the Eligible Employee on such date shall be accelerated in full, (B) any time-based reacquisition or repurchase rights held by the Company in respect of common stock issued pursuant to any other stock award granted to the Eligible Employee by the Company shall lapse in full, and (C) the vesting of any other time-based stock awards granted to the Eligible Employee by the Company, and any issuance of shares triggered by the time-based vesting of such stock awards, shall be accelerated in full, in each case effective as of (x) if such options or stock awards are not assumed or substantially equivalent awards are not substituted by the acquiring or succeeding corporation in the Change in Control, immediately prior to the Closing of a Change in Control and (y) if such options or stock awards are assumed or substantially equivalent awards are substituted by the acquiring or succeeding corporation in the Change in Control, immediately upon the Eligible Employee’s Covered Termination.  In addition, with respect to any performance based vesting award held by the Eligible Employee that has vesting levels depending upon the level of performance, upon such events vesting acceleration shall occur with respect to the number of shares subject to the award as if the applicable performance criteria had been attained at a 100% level.

(2)In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in the Eligible Employee’s stock award agreements or the stock incentive or equity incentive plan or arrangement under which such stock award was granted that provides that any then unvested portion of the award will immediately expire upon the Eligible Employee’s termination of service, no unvested portion of the Eligible Employee’s stock award shall generally terminate any earlier than the effective date of the acceleration of vesting set forth in Section 3(a)(1); provided, however that after giving effect to the vesting acceleration provisions set forth above, the Eligible Employee’s stock awards shall remain subject to earlier termination in connection with a Change in Control or a Corporate Transaction (as each term is defined in the Equity Plan) in which the Eligible Employee’s stock award is not assumed, substituted or continued by the acquiring or surviving entity.

(b)Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Employees (“Non-Eligible Employees”) chosen by the Plan Administrator, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated.  If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Employee” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)Parachute Payments.  The following provisions shall not supersede any provisions to the contrary provided under any Individual Severance Arrangement, if applicable:

(1)Any provision of the Plan to the contrary notwithstanding, if any payment or benefit an Eligible Employee would receive from the Company pursuant to the Plan or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (defined below).  The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Eligible Employee’s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for the Eligible Employee.  If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata.

(2)In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, the Eligible Employee agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax.  For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, the Eligible Employee will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

(3)Unless the Eligible Employee and the Company agree on an alternative accounting firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations.  If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder.  The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

Section 4.Transfer and Assignment.

The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company.  The Plan shall be binding upon any entity or person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such entity or person actively assumes the obligations hereunder and without regard to whether or not a Change in Control occurs

Section 5.Right to Interpret and Administer Plan; Amendment and Termination.

(a)Interpretation and Administration.  Prior to the Closing of a Change in Control, the Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons.  Upon and after the Closing, the Plan will be interpreted and administered in good faith by the Representative who shall be the Plan Administrator during such period.  All actions taken by the Representative in interpreting the terms of the Plan and administering the Plan upon and after the Closing will be final and binding on all Eligible Employees.  Any references in this Plan to the “Board” or “Plan Administrator” with respect to periods following the Closing of a Change in Control shall mean the Representative.

(b)Amendment and Termination.  The Plan Administrator reserves the right to amend or terminate the Plan or the benefits provided hereunder at any time in its discretion.  In addition, the Plan will automatically terminate following the satisfaction of all the Company’s obligations under the Plan.

Section 6.No Implied Employment Contract.

The Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

Section 7.Legal Construction.

This Plan is intended to be governed by and shall be construed in accordance with the laws of the State of Delaware.